EXHIBIT H

PROPOSED FORM OF NOTICE
(Release No. 35 -              ; 70-9755)


APPLICATION/DECLARATION UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                  , 2000

        Northeast Utilities ("NU"), a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended ("the Act"), The Connecticut Light and Power Company ("CL&P"), Public Service Company of New Hampshire ("PSNH"), Western Massachusetts Electric Company ("WMECO"), Holyoke Water Power Company ("HWP") and North Atlantic Energy Corporation ("NAEC"), each an electric utility subsidiary of NU, and Northeast Nuclear Energy Company ("NNECO") and Northeast Utilities Service Company ("NUSCO"), wholly-owned subsidiaries of NU and Yankee Energy System, Inc. ("YES"), a sub-holding company under NU, and its public utility subsidiary Yankee Gas Services Company ("Yankee Gas" and together with the other named companies, the "Applicants"), have filed with the Commission an Application/Declaration (the "Application") on Form U-1 in File No. 70-9755 pursuant to the Act. NU and WMECO are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010, CL&P, NUSCO and NNECO are located at 107 Selden Street, Berlin, Connecticut 06037, PSNH and NAEC are located at 1000 Elm Street, Manchester, New Hampshire 03105, YES and Yankee Gas are located at 599 Research Parkway, Meriden, Connecticut, 06450 and Holyoke Water Power Company is located at 1 Canal Street, Holyoke, MA 01040.

        In the Application, the Applicants seek Commission authorization for NU, CL&P, WMECO, PSNH, HWP, NNECO, NAEC, YES and Yankee Gas (collectively, the "Borrowers") to incur short-term debt, all on the terms set forth in the Application through and including June 30, 2003, extending and replacing authorization granted by the Commission by Order dated November 20, 1996 (HCAR No. 35-26612) and Supplemental Orders dated February 11, 1997 (HCAR No. 35-26665), March 25, 1997 (HCAR No. 35-26692), May 29, 1997 (HCAR No. 35-
26721), January 16, 1998 (HCAR No. 35-26816), May 13, 1999 (HCAR No. 35-
27004) and November 13, 2000 in Commission File No. 70-8875.

        In addition, 1) the Applicants seek Commission authorization for NU, CL&P, WMECO, HWP, NNECO, YES and Yankee Gas in the NU System Money Pool.

        The Application and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Any interested persons wishing to comment or request a hearing on the Application
should submit their views in writing by            , 2000, to the Secretary,
Securities and Exchange Commission, Washington D.C. 20549, and serve a copy on the Applicants at the addresses specified above. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application as filed or as it may be amended, may be permitted to become effective.

        For the Commission, by the Division of Investment Management, pursuant to delegated authority.